Exhibit 3.33

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 02:30 AM 09/27/2000 001487778 — 3067897
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
CORECOMM, INC.

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

     CoreComm, Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:
     FIRST: Article FIRST of the Corporation’s Certificate of Incorporation is hereby amended to read in its entirety as set forth below:
     FIRST: The name of the corporation is CoreComm Holdco, Inc. (hereinafter the “Corporation”).
     SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, CoreComm, Inc. has caused this Certificate to be duly executed in its corporate name this 25th day of September, 2000.

CORECOMM, INC.
By	/s/ J. Barclay Knapp
J. Barclay Knapp
President, Chief Executive Officer and Chief Financial Officer

ATTEST:
By	/s/ Richard J. Lubasch
Richard J. Lubasch
Senior Vice President, General Counsel and Secretary